Exhibit 99.1

NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Transcontinental Realty Investors, Inc.** **Investors Relations** **(800) 400-6407** **investor.relations@transconrealty-invest.com**

Transcontinental Realty Investors, Inc. Reports Second Quarter 2013 Results

DALLAS (August 14, 2013) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended June 30, 2013. TCI announced today that the Company reported a net income applicable to common shares of $11.8 million or $1.40 per diluted earnings per share, as compared to a net income applicable to common shares of $2.0 million or $0.23 per diluted earnings per share for the same period ended 2012.

The Company has shown an unwavering commitment to fortify our portfolio and streamline our operational activity; while at the same time maintaining our commitment to creating value. We are pleased that we are seeing improvements in our operations from these endeavors and will continue to adapt to market challenges with an eye on both near term economic challenges and long-term prospects as the real estate market improves.

Our apartment portfolio continues to thrive in the current economic conditions with occupancies averaging over 95%. We continue to work aggressively to attract new tenants and strive for continuous improvement of our properties in order to maintain our existing tenants. We have seen positive signs from the commercial market within the last three months, with new leases being signed and an increase in traffic and we look forward to growth in our commercial products in the near future.

Rental and other property revenues have remained in line during the three months ended June 30, 2013 as they were in the prior period.

Property operating expenses were $11.9 million for the three months ended June 30, 2013. This represents a decrease of $0.8 million, as compared to the prior period operating expenses of $12.7 million. Within the apartment portfolio, there was an increase of $0.2 million in the same properties and an increase of $0.1 million in the development properties due to an increase in real estate taxes for several properties in the current period. Within the commercial portfolio, the same properties decreased by $1.1 million due to real estate tax refunds from protests and litigations for several properties.

General and administrative expenses were $1.6 million for the three months ended June 30, 2013. This represents an increase of $0.8 million, as compared to the prior period expenses of $0.8 million due to an increase in professional services and cost reimbursements due to our Advisor.

Interest income was $2.1 million for the three months ended June 30, 2013. This represents a decrease of $1.8 million, as compared to the prior period interest income of $3.9 million. The majority of the decrease is due to the cash received on one of the surplus cash flow notes from Unified Housing Foundation, Inc., in the prior period. These were refinance proceeds received which allowed for the recognition of previously deferred interest income. This decrease was offset by an agreement made on January 1, 2013, where the Company extended the maturity on the surplus cash flow notes receivable from UHF for an additional term of five years in exchange for the early termination of the preferred interest rate. The original notes gave a five-year period of preferred interest rate at 5.25%, before returning to the original note rate of 12.0%.

Other income was $144,000 for the three months ended June 30, 2013. This represents a decrease of $1.5 million, as compared to the prior period other income of $1.6 million. The prior year income relates to the agreement between UHF and TCI for consulting services related to the development of apartment projects. There were no development projects in progress during the current period.

Mortgage and loan interest was $9.7 million for the three months ended June 30, 2013. This represents a decrease of $1.5 million, as compared to the prior period interest expense of $11.2 million. The majority of the decrease was a result of the refinances closed with long-term, low interest rates.

Deferred borrowing costs amortization was $0.9 million for the three months ended June 30, 2013. This represents a decrease of $1.1 million as compared to the prior period expense of $2.0 million due to the higher loan deferred borrowing costs written off upon the refinance into a new mortgage note in the prior period than in the current period.

Loan charges and prepayment penalties were $3.2 million for the three months ended June 30, 2013. This represents a decrease of $0.6 million, as compared to the prior period expense of $3.8 million due to the prepayment penalties from the refinancing of several existing mortgage notes. There were more refinances completed in the prior period than in the current period.

There were no land sales for the three months ended June 30, 2013. In the prior period we sold 84.75 acres of land in five separate transactions for an aggregate sales price of $12.7 million and recorded a gain of $4.7 million.

Discontinued operations relates to properties that were either sold or held for sale as of the period ended June 30, 2013. Properties sold in 2013 have been reclassified to discontinued operations for current and prior year reporting periods. In 2013, we sold two apartment complexes and three commercial properties. In 2012, we sold two apartment complexes and three commercial properties.

About Transcontinental Realty Investors, Inc.

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. For more information, visit the Company's website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $166 and $167 for the three months and $331 and $335 for the six months ended 2013 and 2012 respectively from related parties)	$26,340	$26,421	$52,285	$52,221

Expenses:
Property operating expenses (including $185 and $236 for the three months and $405 and $500 for the six months ended 2013 and 2012 respectively from related parties)	11,915	12,717	24,354	24,932
Depreciation and amortization	5,412	4,947	10,250	9,930
General and administrative (including $839 and $682 for the three months and $1,544 and $1,345 for the six months ended 2013 and 2012 respectively from related parties)	1,616	771	3,441	3,213
Provision on impairment of notes receivable and real estate assets	-	-	-	-
Advisory fee to related party	2,071	2,217	4,209	4,521
Total operating expenses	21,014	20,652	42,254	42,596

Operating income	5,326	5,769	10,031	9,625

Other income (expense):
Interest income (including $2,149 and $3,866 for the three months and $4,140 and $7,091 for the six months ended 2013 and 2012 respectively from related parties)	2,119	3,869	4,296	7,098
Other income (including $0 and $1,500 for the three months and $0 and $3,000 for the six months ended 2013 and 2012 respectively from related parties)	144	1,592	180	3,312
Mortgage and loan interest (including $439 and $1,107 for the three months and $487 and $1,861 for the six months ended 2013 and 2012 respectively from related parties)	(9,654)	(11,207)	(19,246)	(22,398)
Deferred borrowing costs amortization	(946)	(1,957)	(3,378)	(2,852)
Loan charges and prepayment penalties	(3,226)	(3,769)	(7,209)	(6,162)
Loss on the sale of investments	-	(16)	-	(118)
Earnings from unconsolidated joint ventures and investees	15	9	22	(63)
Total other expenses	(11,548)	(11,479)	(25,335)	(21,183)

Loss before gain on land sales, non-controlling interest, and taxes	(6,222)	(5,710)	(15,304)	(11,558)
Gain (loss) on land sales	-	4,738	(48)	5,160
Loss from continuing operations before tax	(6,222)	(972)	(15,352)	(6,398)
Income tax benefit	6,427	1,200	8,574	1,654
Net income (loss) from continuing operations	205	228	(6,778)	(4,744)
Discontinued operations:
Income (loss) from discontinued operations	290	1,927	231	(364)
Gain on sale of real estate from discontinued operations	18,074	1,502	24,265	5,091
Income tax expense from discontinued operations	(6,427)	(1,200)	(8,574)	(1,654)
Net income from discontinued operations	11,937	2,229	15,922	3,073
Net income (loss)	12,142	2,457	9,144	(1,671)
Net income attributable to non-controlling interest	(115)	(175)	(226)	(254)
Net income (loss) attributable to Transcontinental Realty Investors, Inc.	12,027	2,282	8,918	(1,925)
Preferred dividend requirement	(277)	(277)	(551)	(554)
Net income (loss) applicable to common shares	$11,750	$2,005	$8,367	$(2,479)

Earnings per share - basic
Loss from continuing operations	$(0.02)	$(0.03)	$(0.90)	$(0.66)
Income from discontinued operations	1.42	0.26	1.89	0.37
Net income(loss) applicable to common shares	$1.40	$0.23	$0.99	$(0.29)

Earnings per share - diluted
Loss from continuing operations	$(0.02)	$(0.03)	$(0.90)	$(0.66)
Income from discontinued operations	1.42	0.26	1.89	0.37
Net income(loss) applicable to common shares	$1.40	$0.23	$0.99	$(0.29)

Weighted average common share used in computing earnings per share	8,413,469	8,413,469	8,413,469	8,413,469
Weighted average common share used in computing diluted earnings per share	8,413,469	8,413,469	8,413,469	8,413,469

Amounts attributable to Transcontinental Realty Investors, Inc.
Income (loss) from continuing operations	$90	$53	$(7,004)	$(4,998)
Income from discontinued operations	11,937	2,229	15,922	3,073
Net income (loss)	$12,027	$2,282	$8,918	$(1,925)

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2013	2012
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$951,100	$978,781
Real estate held for sale at cost, net of depreciation ($0 for 2013 and $4,658 for 2012)	-	18,077
Real estate subject to sales contracts at cost, net of depreciation ($1,773 for 2013 and $16,412 for 2012)	29,436	45,706
Less accumulated depreciation	(144,281)	(145,614)
Total real estate	836,255	896,950
Notes and interest receivable
Performing (including $57,683 in 2013 and $58,007 in 2012 from related parties)	60,655	60,637
Non-performing	752	723
Less allowance for estimated losses (including $2,097 in 2013 and 2012 from related parties)	(2,262)	(2,262)
Total notes and interest receivable	59,145	59,098
Cash and cash equivalents	8,994	16,620
Related party receivables	7,125	-
Investments in unconsolidated joint ventures and investees	5,740	5,439
Other assets	52,555	67,237
Total assets	$969,814	$1,045,344

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$718,255	$730,931
Notes related to assets held for sale	-	18,915
Notes related to subject to sales contracts	21,035	55,976
Stock-secured notes payable	2,204	2,221
Related party payables	-	10,057
Deferred gain (from sales to related parties)	53,096	53,096
Accounts payable and other liabilities (including $4,301 in 2013 and $4,282 in 2012 to related parties)	33,462	41,019
	828,052	912,215
Shareholders’ equity:
Preferred stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2013 and 2012 respectively (liquidation preference $100 per share) Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2013 and 2012 respectively	1	1
Common stock, $.01 par value, authorized 10,000,000 shares; issued 8,413,669 shares in 2013 and 2012, and outstanding 8,413,469 shares in 2013 and 2012	84	84
Treasury stock at cost; 200 shares in 2013 and 2012	(2)	(2)
Paid-in capital	272,277	272,774
Retained earnings	(147,641)	(156,559)
Total Transcontinental Realty Investors, Inc. shareholders' equity	124,719	116,298
Non-controlling interest	17,043	16,831
Total equity	141,762	133,129
Total liabilities and equity	$969,814	$1,045,344